Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 15, 2017 relating to the financial statements, which appears in Fogo de Chão, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

April 18, 2017